Exhibit 99.1

PRESS RELEASE

IMMEDIATE RELEASE

AVIRAGEN THERAPEUTICS REPORTS FIRST QUARTER FISCAL YEAR 2017 FINANCIAL RESULTS

Conference Call to be Held Today at 4:30 P.M. ET

ATLANTA, GA – November 3, 2016 –Aviragen Therapeutics, Inc. (NASDAQ:AVIR) today announced its financial results for the three month period ended September 30, 2016, which is the first quarter of the Company's 2017 fiscal year, and also provided an update on recent corporate developments.

“Throughout the last quarter and in recent weeks, we have made significant progress advancing each of our Phase 2 antiviral clinical programs. Most notably, I am pleased to announce the completion of enrollment in the SPIRITUS Phase 2b trial of vapendavir for the treatment of HRV infections in moderate and severe asthmatic patients as well as the Phase 2a RSV challenge study of BTA585. We look forward to announcing top-line data from both of these trials in the coming months,” commented Joseph M. Patti, PhD, President and Chief Executive Officer of Aviragen Therapeutics.

Recent Corporate Highlights

Announced Completion of Enrollment in the SPIRITUS Phase 2b Trial of Vapendavir for the Treatment of Human Rhinovirus (HRV) Infections. Today, the Company announced completion of patient enrollment in the Phase 2b trial of vapendavir for the treatment of HRV infections in moderate and severe asthmatics. Given the 35 day follow up for each patient, the last patient is expected to complete the study in early December. Top-line data are expected approximately eight weeks after the last patient completes the study. The primary endpoint of SPIRITUS is the change from baseline to study day 14 measured by an asthma control questionnaire (ACQ)-6 total score. The secondary endpoints are focused on safety and tolerability, and lung function assessments.

Announced Completion of Enrollment in the Phase 2a RSV Challenge Study of BTA585. Today, the Company announced the completion of patient enrollment in the final cohort (600 mg bid) in the Phase 2a trial in healthy volunteers intranasally challenged with RSV. Top-line data from this trial is expected around the end of the year.

Presented BTA585 Phase 1a and 1b Data at ID Week 2016. Pharmacokinetic (PK) and safety data from a Phase 1 single ascending dose and multiple ascending dose study with BTA585 were presented in New Orleans at the annual ID Week in October 2016. The clinical data from 85 healthy volunteers demonstrated that BTA585 was generally well tolerated and there was a low incidence of adverse events with the most common being headache, nausea, and chromaturia. BTA585 plasma Cmax was rapidly achieved at approximately one hour following oral dosing, exposure was dose-proportional, there was no accumulation of BTA585 over the duration of dosing and the half-life (T1/2) was approximately five to six hours. Additionally, dosing of BTA585 with a high fat meal did not adversely affect the PK.

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

Hosted Key Opinion Leader (KOL) Meeting on HRV Infections. In October 2016, the Company hosted a KOL breakfast focused on the significant burden of HRV infections in at-risk patient populations. The meeting featured keynote presentations from Dr. Frederick G. Hayden, Professor Emeritus of Infectious Diseases and International Health at the University of Virginia School of Medicine, and Dr. Sebastian L. Johnston, Professor of Respiratory Medicine and Allergy at Imperial College London and Director of the Wellcome Trust Centre for Respiratory Infection.

Reported Data from the Vapendavir Phase 1 Bioavailability Trial. In August 2016, the Company completed a single-center, open-label, three-period comparative bioavailability study in healthy volunteers to assess the comparability of the vapendavir phosphate salt capsule, and two new formulations of vapendavir free base in the forms of an oral suspension and tablet.  Results showed that the bioavailability of the oral suspension and tablet formulations were comparable to the capsule form of vapendavir. The oral suspension formulation is intended to enable the conduct of future pediatric trials, and the tablet formulation will allow an increase in manufacturing scale appropriate for Phase 3 trials and commercial development.

Financial Results for the Three Month Period Ended September 30, 2016

The Company reported a net loss of $10.0 million for the three month period ended September 30, 2016, as compared to a net loss of $6.6 million in the same quarter of the prior fiscal year. Basic and diluted net loss per share was $0.26 for the three month period ended September 30, 2016, as compared to a basic and diluted net loss per share of $0.17 in the same period in 2015. The major components of net loss in both periods are detailed below.

Revenue decreased to $0.1 million for the three month period ended September 30, 2016 from $1.7 million in the same period in 2015 due to a $1.6 million reduction in royalty revenues, reflecting no government stockpiling orders of the flu product Relenza® for the three month period ended September 30, 2016. The Company currently receives a 7% royalty on sales of Relenza® in the U.S. and in certain other countries. However, in October 2016, the U.S. Court of Appeals for the Federal Circuit Decision Board upheld the Patent Office’s rejection of claims in U.S. Patent Application 08/737,141 relating to the method of prevention and treatment of influenza by inhalation of zanamivir (Relenza®). The Company is working with its partner to determine possible next steps in the prosecution of the patent application.

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

Research and development expense increased to $7.6 million for the three month period ended September 30, 2016 from $5.5 million in the same period in 2015. The $2.1 million increase largely reflected higher clinical and manufacturing costs associated with our ongoing trials.

General and administrative expense was $2.2 million for both the three month period ended September 30, 2016 and the same period in 2015, as higher consulting and professional fees were fully offset by decreased personnel costs.

Non-cash implied interest expense was $0.4 million for the three month period ended September 30, 2016 related to the royalty interest sale in April 2016. There was no non-cash implied interest expense for the same period in 2015.

The Company held $58.3 million in cash, cash equivalents, and short-term investments as of September 30, 2016.

Conference Call and Webcast Information

Aviragen Therapeutics will host a conference call today to review these first quarter fiscal 2017 financial results, as well as provide a general update on the Company, via a webcast and conference call at 4:30 p.m. ET. To access the conference call, please dial (877) 312-5422 (domestic) or (253) 237-1122 (international) and refer to conference ID number 8654317. A live audio webcast of the call and the archived webcast will be available in the Investors section of the Company’s website at http://www.aviragentherapeutics.com.

About Aviragen Therapeutics

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three product candidates in active clinical development: vapendavir, an oral treatment for human rhinovirus (HRV) respiratory infections in moderate-to-severe asthmatics currently being evaluated in the Phase 2b SPIRITUS trial; BTA585, an oral fusion protein inhibitor in Phase 2 development for the treatment and prevention of respiratory syncytial virus (RSV) infections; and BTA074, a topical antiviral treatment in Phase 2 development for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.aviragentherapeutics.com.

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing of top-line data readouts on our Phase 2 HRV and RSV programs, and the use of vapendavir tablets or capsules in future studies and commercialization. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of efficacy, safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	September 30, 2016	June 30, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$45.9	$49.7
Short-term investments	12.4	19.3
Accounts receivable, net of allowance	0.6	0.7
Prepaid and other current assets	3.9	2.7
Total current assets	62.8	72.4
Non-current assets:
Property and equipment, net	0.3	0.3
Total non-current assets	0.3	0.3
Total assets	$63.1	$72.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1.6	$3.9
Accrued expenses	5.6	3.6
Short-term note payable	0.4	0.4
Liabilities related to sale of future royalties, net of deferred financing costs	1.2	1.3
Total current liabilities	8.8	9.2
Non-current liabilities:
Long-term note payable, net of current portion	0.3	0.3
Liabilities related to sale of future royalties, net of deferred financing costs and current portion	17.2	16.8
Other long-term liabilities, net of current portion	0.2	0.2
Total liabilities	26.5	26.5
Stockholders’ equity:
Preferred stock, $0.10 par value; 5,000,000 shares authorized and none issued and outstanding as of September 30, 2016 and June 30, 2016	-	-
Common stock, $0.10 par value; 200,000,000 shares authorized 38,640,487 shares issued and outstanding at September 30, 2016 and June 30, 2016	3.9	3.9
Additional paid-in capital	158.0	157.6
Accumulated other comprehensive income	19.0	19.0
Accumulated deficit	(144.3)	(134.3)
Total stockholders’ equity	36.6	46.2
Total liabilities and stockholders’ equity	$63.1	$72.7

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2016	2015
Revenue:
Royalty revenue and milestones	$0.1	$1.7
Total revenue	0.1	1.7

Operating expense:
Research and development	7.6	5.5
General and administrative	2.2	2.2
Foreign exchange loss (gain)	(0.1)	0.7
Total operating expense	9.7	8.4
Loss from operations	(9.6)	(6.7)

Non-operating income:
Non-cash interest expense on liability related to sale of future royalties	(0.4)	-
Interest income (expense),net	-	0.1
Total non-operating income (expense)	(0.4)	0.1

Loss before tax	(10.0)	(6.6)
Income tax benefit	-	-
Net loss	$(10.0)	$(6.6)

Basic loss per share	$(0.26)	$(0.17)
Diluted loss per share	$(0.26)	$(0.17)

Basic weighted-average shares outstanding	38,640,487	38,624,227
Diluted weighted-average shares outstanding	38,640,487	38,624,227

Aviragen Therapeutics ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343